Exhibit 3.2

Adopted October 28, 2008

AMENDED AND RESTATED

BY-LAWS

of

WINDTAMER CORPORATION

Table of Contents

ARTICLE 1- MEETINGS OF SHAREHOLDERS		1
1.1	Annual Meeting	1
1.2	Special Meetings	1
1.3	Place of Meetings	1
1.4	Notice of Meetings	1
1.5	Record Dates	2
1.6	Quorum	2
1.7	Voting	2
1.8	Proxies	2
1.9	Conduct of Meetings	2
1.10	Action Without a Meeting	2
1.11	List of Shareholders at Meetings	3
1.12	Inspectors at Shareholders’ Meetings	3
1.13	Manner of Conducting Meetings	3
1.14	Business Brought before Meetings	3
1.15	Notice of Nominations	3

ARTICLE 2 - BOARD OF DIRECTORS		4
2.1	Election and Powers	4
2.2	Number	4
2.3	Vacancies	4
2.4	Removal	4
2.5	Meetings	4
2.6	Place of Meetings	5
2.7	Notice of Meeting	5
2.8	Waiver of Notice	5
2.9	Quorum	5
2.10	Action Without a Meeting	5
2.11	Personal Attendance by Conference Communication Equipment	5
2.12	Compensation	5
2.13	Executive Committee and Other Committees	5

ARTICLE 3 - OFFICERS		6
3.1	Election of Officers	6
3.2	Removal	6
3.3	Compensation	6
3.4	Chairman of the Board	6
3.5	President	7
3.6	Vice Presidents	7
3.7	Secretary	7
3.8	Treasurer	7

ARTICLE 4 - SHARE CERTIFICATES		7
4.1	Form	7
4.2	Transfer of Shares	8
4.3	Mutilated, Lost, Stolen or Destroyed Certificates	8

ARTICLE 5 - INDEMNIFICATION		8

ARTICLE 6 – AMENDMENTS		9
6.1	Approval Required for Certain Amendments	9
6.2	By Shareholders	9
6.3	By Directors	9
6.4	Record of Amendments	9

Amended and Restated

By-Laws

of

WindTamer Corporation

ARTICLE 1- MEETINGS OF SHAREHOLDERS

1.1 Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held on such date and at such time as may be fixed by the Board of Directors and set forth in the notice of the meeting, for the election of directors and for the transaction of such business as may properly be brought before such meeting.

1.2 Special Meetings. Special meetings of the shareholders of the Corporation may be held at any time in the interval between annual meetings. Special meetings may be called by the President, or by request of a majority of the Board of Directors, which written request shall state the purpose or purposes of the meeting and matters proposed to be acted upon thereat. Except as may be otherwise provided under New York law, Shareholders of the Corporation, acting in their capacity as such, shall not have the right to call a special meeting of shareholders.

1.3 Place of Meetings. Annual and special meetings of the shareholders of the Corporation shall be held at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors may from time to time determine.

1.4 Notice of Meetings. Written or printed notice of the date, time and place of all meetings of the shareholders shall be given personally, or by first class mail, not less than ten (10) days nor more than sixty (60) days before the day fixed for the meeting, to each shareholder entitled to vote at said meeting, and, unless the meeting is an annual meeting, such notice must also state the purpose or purposes for which the meeting is called and must indicate that it is being issued by or at the direction of the person or persons calling the meeting. Such notice must also be given to any shareholder who, by reason of any action proposed at such meeting, would be entitled to have his stock appraised, if such action were taken, and such notice must specify the proposed action and state the fact that if the action is taken, the dissenting shareholder shall have appraisal rights. Such notice shall be given to the shareholder personally or by mailing it, postage prepaid and addressed to him at his address as it appears on the books of the Corporation, unless he shall have filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which event it shall be mailed to the address designated in such request. The notices, as provided for in this Section, are not required to be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

No notice of an adjourned meeting of shareholders need be given, if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.

1.5 Record Dates. For the purposes of determining the shareholders entitled to notice of or to vote at a shareholders' meeting or any adjournment thereof, the Board of Directors may fix a date of record which shall not be more than sixty (60) days nor less than ten (10) days before said meeting date. For the purpose of determining shareholders entitled to express consent to or dissent from any proposal without a meeting, or for determining shareholders entitled to receive payment of a dividend or the allotment of any rights, or for any other action, the Board of Directors may fix a date of record which shall not be more than sixty (60) days prior to such action.

1.6 Quorum. At all meetings of shareholders, except as otherwise provided by law, a quorum shall exist if there is present in person or represented by proxy, shareholders owning a majority in number of votes of the shares of the Corporation issued and outstanding and entitled to vote thereat, in order to constitute a quorum; but if there be no quorum, the holders of such shares so present or represented may by majority vote adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum shall attend. At any such adjournment of the meeting, which a quorum shall attend, any business may be transacted which might have been transacted at the meeting as originally called. When a quorum is once present, it is not broken by the subsequent withdrawal of any shareholder.

1.7 Voting. At all meetings of the shareholders, each shareholder entitled to vote thereat may vote in person or by proxy, and shall have one (1) vote for each share standing in his name on the books of the Corporation as of the record date fixed for the meeting, unless otherwise provided in the Certificate of Incorporation or any amendments thereto. Upon demand of the shareholders holding ten percent (10%) in interest of the shares, present in person or by proxy and entitled to vote, voting shall be by ballot. A plurality of votes cast shall be sufficient to elect directors, and a majority of votes cast in favor of or against such action shall be sufficient to take any other corporate action, except as otherwise provided by law or these By-Laws.

1.8 Proxies. Every proxy shall be in writing, subscribed by the shareholder or his duly authorized attorney and dated. No proxy which is dated more than eleven (11) months before the meeting at which it is offered shall be accepted, unless such proxy shall, on its face, name a longer period for which it is to remain in force.

1.9 Conduct of Meetings. Meetings of the shareholders shall be presided over by the President of the Corporation or, in his absence, by the Chairman of the Board of Directors, if any, or, in the absence of both of them, by a Chairman to be chosen at the meeting. The Secretary of the Corporation shall act as Secretary of the meeting, if present.

1.10 Action Without a Meeting. Whenever Shareholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice, and without a vote if a written consent, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

1.11 List of Shareholders at Meetings. A list of shareholders as of the record date, certified by the Secretary or by the transfer agent of the corporation, shall be produced at any meeting of shareholders upon the request there or prior to the meeting of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election or person presiding there shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote may vote at such meeting.

1.12 Inspectors at Shareholders’ Meetings. The Board, in advance of any shareholders’ meeting, may appoint one or more inspectors to act at the meeting or any adjournment of it and to perform such duties there as are prescribed by law. If inspectors are not so appointed, the person presiding at a shareholders’ meeting shall appoint one or more inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding at such. Each inspector, before entering upon the discharge of his/her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his/her ability.

1.13 Manner of Conducting Meetings. To the extent not in conflict with the provisions of law relating thereto, the Certificate of Incorporation or any amendment thereto, or these bylaws, meetings must be conducted pursuant to such rules as may be adopted by the Chairman of the Board presiding at the meeting.

1.14 Business Brought before Meetings.  At any annual meeting of shareholders, the only business which may be conducted must have been brought before the meeting (i) by or at the direction of the Chairman of the Board, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Corporation who is entitled to vote with respect to the matter and who complies with the notice procedures set forth in this Section 1.14. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date of the notice of annual meeting provided with respect to the previous year's annual meeting of shareholders. A shareholder's notice to the Secretary must set forth details of each matter the shareholder proposes to bring before the annual meeting as follows: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the books of the Corporation, of the shareholder of the Corporation proposing such business, (iii) the class and number of shares of the share of the Corporation that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

1.15 Notice of Nominations. Nominations for the election of directors may be made only by the Chairman of the Board or upon timely notice given by any shareholder entitled to vote for the election of directors. No person other than those nominated pursuant to this Section 1.15 are eligible for election as a director. For such a shareholder notice to be timely, the notice must be made in writing, and physically received by the Secretary of the Corporation not earlier than the 150th day before nor later than the 120th day before the first anniversary of the date of the Corporation's notice of annual meeting provided with respect to the previous year's annual meeting of shareholders (except that, in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice by the shareholders to be timely must be so delivered not earlier than the close of business on the 150th calendar day before such annual meeting and not later than the close of business on the 120th calendar day before such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Corporation). The shareholder notice must contain the name and business address of the nominee. The notice must also contain all the information set forth in clauses (ii) through (iv) of the last sentence of Section 1.14 above.

ARTICLE 2 - BOARD OF DIRECTORS

2.1 Election and Powers. The Board of Directors shall have the management and control of the affairs and business of the Corporation. The directors shall be elected by the shareholders at each annual meeting of shareholders and each director shall serve until his successor is elected or appointed and qualified, unless his directorship be theretofore vacated by resignation, death, removal or otherwise.

2.2 Number. The number of directors constituting the entire Board of Directors shall be such number as shall be designated by resolution of the Board of Directors adopted prior to the election of directors at the annual meeting of shareholders. In the absence of such resolution the number of directors to be elected at such annual meeting shall be the number last fixed by the Board of Directors. Any Board action designating a change in the number of directors shall require a vote of a majority of the entire Board. The "entire Board", as used in this Article, shall mean the total number of directors which the Corporation would have if there were no vacancies. No decrease in the number of directors shall shorten the term of any incumbent director.

2.3 Vacancies. Vacancies in the Board of Directors (including any resulting from an increase in the number of directors) created for any reason, may be filled by vote of the Board of Directors. If, however, the number of directors then in office is less than a quorum, vacancies may be filled by a vote of a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy under this Section shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his successor has been duly elected or appointed and qualified.

2.4 Removal. Directors may be removed only for cause upon the affirmative vote of in excess of sixty-six and two thirds percent (66 ⅔%) of the issued and outstanding shares entitled to vote thereon at the time of any such proposed removal.

2.5 Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may from time to time determine. Special meetings of the Board of Directors shall be held at any time, upon call from the Chairman of the Board, the President or at least one-third (1/3) of the directors.

2.6 Place of Meetings. Regular and special meetings of the Board of Directors shall be held at the principal office of the Corporation or at such other place, within or without the State of New York, as the Board of Directors may from time to time determine.

2.7 Notice of Meeting. Notice of the place, date and time of every regular and special meeting shall be given to each director by delivering the same to him personally or sending the same to him by telegraph or leaving the same at his residence or usual place of business, at least one (1) day before the meeting, or shall be mailed to each director, postage prepaid and addressed to him at the last known mailing address according to the records of the Corporation, at least three (3) days before the meeting. No notice of any adjourned meeting of the Board of Directors need to be given other than by announcement at the meeting, subject to the provisions of Section 2.9.

2.8 Waiver of Notice. Notice of a meeting need not be given to any director who submits a signed written waiver thereof, whether before, during or after the meeting, nor to any director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

2.9 Quorum. A majority of the entire Board shall be necessary to constitute a quorum for the transaction of business at each meeting of the Board of Directors.

2.10 Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors or any committee thereof at a duly held meeting may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action. Such resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or the committee.

2.11 Personal Attendance by Conference Communication Equipment. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.12 Compensation. Directors shall receive such compensation for their services as may be fixed by resolution of the Board of Directors. Nothing in this Section will be construed to preclude a director from serving the Corporation in any other capacity and from receiving compensation therefor.

2.13 Executive Committee and Other Committees. The Board of Directors may, in its discretion, by an affirmative vote of a majority of the entire Board, appoint an Executive Committee, or any other committee, to consist of one (1) or more directors as the Board of Directors may from time to time determine. The Executive Committee shall have, and may exercise between meetings of the Board of Directors, all the powers of the Board of Directors in the management of the business and affairs of the Corporation, and other committees shall have those powers conferred upon them by the Board of Directors, except that no committee shall have power:

(a) To submit to shareholders any action requiring shareholder approval;

(b) To fill vacancies in the Board of Directors or in any committee thereof;

(c) To fix compensation of directors for service on the Board of Directors or any committee thereof;

(d) To repeal, amend or adopt by-laws;

(e) To amend or repeal any Board resolution which is not, by its terms, amendable or repealable by such committee;

In the absence, or upon the disqualification, of any member of the Executive Committee or of any other committee, the members thereof present at any meeting may appoint a member of the Board of Directors previously designated by the Board of Directors as a committee alternate to act in place of such absent or disqualified member. The Board of Directors shall have the power at any time to change the membership of any committee, to fill vacancies in it, or dissolve it. The Executive Committee and any other committee may make rules for the conduct of its business, and may appoint such committees and assistants as may from time to time be necessary or appropriate, unless the Board of Directors shall provide otherwise. A majority of the members of the Executive Committee and of any other committee shall constitute a quorum.

ARTICLE 3 - OFFICERS

3.1 Election of Officers. The Board of Directors (or the Executive Committee), at any duly held meeting thereof, shall elect a President, a Secretary and a Treasurer of the Corporation, and may elect a Chairman of the Board from among the directors of the Corporation, one or more Vice Presidents and any other officers. Each such officer shall serve at the pleasure of the Board of Directors or until his successor shall have been duly elected or appointed and qualifies, or until he shall have resigned, shall have deceased or shall have been removed in the manner provided in Section 3.2. Any two or more offices may be held by the same person. Any vacancies in the above offices shall be filled by the Board.

3.2 Removal. Any officers of the Corporation may be removed with or without cause by a vote of the majority of the entire Board of Directors of the Corporation then in office at a meeting called for that purpose whenever in its judgment the best interests of the Corporation may be served thereby.

3.3 Compensation. The Board of Directors shall fix the compensation of all officers of the Corporation.

3.4 Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the Board of Directors and shall perform such other duties as the Board of Directors may direct.

3.5 President. The President shall be the Chief Executive Officer of the Corporation and shall, subject to the direction of the Board of Directors (or the Executive Committee), have the general management of the affairs of the Corporation. The President shall preside at all meetings of the shareholders. If there be no Chairman of the Board, or in his absence or inability to act, the President shall perform all duties of the Chairman of the Board, subject, however, to the control of the Board of Directors (or the Executive Committee).

3.6 Vice Presidents. Any one or more of the Vice Presidents may be designated by the Board of Directors (or the Executive Committee) as an Executive Vice President. At the request of the President, or in his absence or during his disability, the Executive Vice President shall perform the duties and exercise the functions of the President. If there be no Executive Vice President, or if there be more than one (1), the Board of Directors (or the Executive Committee) may determine which one or more of the Vice Presidents shall perform any of such duties or exercise any of such functions; if such determination is not made by the Board of Directors (or the Executive Committee), the President may make such determination; otherwise, any of the Vice Presidents may perform any of such duties or exercise any of such functions. Each Vice President shall have such other powers and duties as may be properly designated by the Board of Directors (or the Executive Committee) and the President.

3.7 Secretary. The Secretary shall keep full minutes of all meetings of the shareholders and of the Board of Directors in books provided for that purpose. He shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law. He shall be the custodian of the records and of the seal or seals of the Corporation. He shall affix the corporate seal to all documents, the execution of which on behalf of the Corporation, under the seal, is duly authorized by the Board of Directors (or Executive Committee), and when so affixed may attest the same. He shall have such other powers and duties as may be properly designated by the Board of Directors (or the Executive Committee) and the President.

3.8 Treasurer. The Treasurer shall keep correct and complete books and records of account for the Corporation. Subject to the control and supervision of the Board of Directors (or the Executive Committee) and the President, or such other officer as the President may designate, the Treasurer shall establish and execute programs for the provision of the capital required by the Corporation, including negotiating the procurement of capital and maintaining adequate sources for the Corporation's current borrowing from lending institutions. He shall maintain banking arrangements to receive, have custody of and disburse the Corporation's moneys and securities. He shall invest the Corporation's funds as required, establish and coordinate policies for investment of pension and other similar trusts, and provide insurance coverage as required. He shall direct the granting of credit and the collection of accounts due the Corporation. He shall have such other powers and duties as may be properly designated by the Board of Directors (or the Executive Committee) and the President.

ARTICLE 4 - SHARE CERTIFICATES

4.1 Form. The interest of each shareholder of the Corporation shall be evidenced by certificates for shares in such form not inconsistent with the law or the Certificate of Incorporation, and any amendments thereof, as the Board of Directors may from time to time prescribe, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the adoption of such a resolution, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate certifying the number of shares owned by him or her in the Corporation.

4.2 Transfer of Shares. The shares of the Corporation shall be transferred on the books of the Corporation by the registered holder thereof, in person or by his attorney, upon surrender for cancellation of certificates for the same number of shares, if such shares are certificated, with a proper assignment and powers of transfer endorsed thereon or attached thereto, duly signed by the person appearing by the certificate to be the owner of the shares represented thereby, with such proof of the authenticity of the signature as the Corporation, or its agents, may reasonably require. Such certificate shall have affixed thereto all stock transfer stamps required by law. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation. No transfer shall be made which would be inconsistent with the provisions of Article 8 of the New York Uniform Commercial Code. The Board of Directors shall have power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated and uncertificated shares of the Corporation.

4.3 Mutilated, Lost, Stolen or Destroyed Certificates. The holder of any certificates representing shares of the Corporation shall immediately notify the Corporation of any mutilation, loss, theft or destruction thereof, and the Board of Directors may, in its discretion, cause one or more new certificates, for the same number of shares in aggregate, to be issued to such holder upon the surrender of the mutilated certificate, or, in case of an alleged loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction and the deposit of indemnity, by way of bond or otherwise, in such form and amount and with such sureties as the Board of Directors may require, to indemnify the Corporation and transfer agent and registrar, if any, against loss or liability by reason of the issuance of such new certificates; but the Board of Directors may, in its discretion, refuse to issue such new certificates save upon the order of some court having jurisdiction in such matters.

ARTICLE 5 - INDEMNIFICATION

The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

ARTICLE 6 - AMENDMENTS

6.1 Approval Required for Certain Amendments. The affirmative vote of in excess of sixty-six and two thirds percent (66⅔%) of the issued and outstanding shares entitled to vote thereon or the affirmative vote of a majority of the Board of Directors shall be necessary to amend or repeal Sections 1.13, 1.14, 1.15, 2.2, 2.3, 2.4 or any provision of Article 5.

6.2 By Shareholders. Except as otherwise required by the provisions of Section 6.1 above, the certificate of incorporation or any amendments thereto and subject to the right of the Board of Directors to amend or repeal bylaws as provided in Section 6.3, these By-Laws may be repealed or amended at the annual shareholders' meeting or at any other meeting of the shareholders called for that purpose, by a vote of shareholders entitled to exercise a majority of the voting power of the corporation.

6.3 By Directors. Except as otherwise required by the provisions of Section 6.1 above, the certificate of incorporation and subject to the right of shareholders to adopt, amend, or repeal bylaws as provided in Section 6.2, the Board of Directors may adopt, amend or repeal any of these bylaws by the affirmative vote of a majority of the directors present at any meeting of the Board of Directors, or by unanimous written consent of all directors without a meeting.

6.4 Record of Amendments. Whenever an amendment or a new bylaw is adopted, it shall be copied in the book of minutes with the original By-Laws, in the appropriate place. If any bylaw is repealed, the fact of repeal, with the date of the meeting at which the repeal was enacted, or written assent was filed, shall be stated in the book of the minutes.